EXHIBIT 10.1

Contract Manufacturing Agreement
This Contract Manufacturing Agreement, dated as of October 25, 2019 (the “Agreement”), is entered into by and between Shenzhen Hytera Communications Co., Ltd. , a corporation formed under the laws of the P.R.C. (“SHCCL”), together with Hytera Communications (Hong Kong) Company Limited, a limited liability company incorporated in Hong Kong (registration number 39005087-000-03-19-2) having an address at Unit 223 2/F Hi-Tech Centre 9 Choi Yuen Road Sheng Shui Nt Hong Kong (“Hytera HK”, and both SHCCL and Hytera HK are collectively referred to in this Agreement as “Hytera”, or “Sellers”), and EMCORE Corporation, a New Jersey corporation having an address at 2015 Chestnut St., Alhambra, CA 91803 (“EMCORE”, or “Buyer”, and together with Hytera, the "Parties", and each, a "Party").
WHEREAS, SHCCL is in the business of manufacturing and selling fiber optic products;
WHEREAS, EMCORE is engaged in the business of manufacturing certain laser module (“LM”) and DMTX products at its wholly-owned subsidiary’s Beijing facility;
WHEREAS, EMCORE wishes to engage Hytera to manufacture the Products at Hytera’s (or Hytera’s subcontractor’s) facility located in Thailand;
WHEREAS, Hytera desires to manufacture and sell the Products to EMCORE;
WHEREAS, concurrently with the execution of this Agreement (i) EMCORE and Hytera will enter into that certain Asset Purchase Agreement, dated as of the date hereof (the “Asset Purchase Agreement”) and (ii) EMCORE Optoelectronics (Beijing) Co, Ltd., Buyer’s wholly-owned subsidiary, a corporation formed under the laws of the P.R.C. (“EA”) and Hytera will enter into that certain Transition Services Agreement, dated as of the date hereof (the “Transition Services Agreement”);
WHEREAS, this Agreement, the Asset Purchase Agreement, and the Transition Services Agreement collectively constitute the “Definitive Agreement” as defined in that certain Memorandum of Understanding, entered into as of July 24, 2019, by and between Buyers and Seller (the “MOU”); and
WHEREAS, EMCORE and SHCCL entered into an agreement named “Agreement for the handling of EMCORE’s Excess Aged Inventory at Hytera”, effective as of December 2, 2015 (“Excess Materials and Component Agreement”);
WHEREAS, EA and SHCCL have reached consensus on the execution of a VMI agreement, whose final draft is attached to this Agreement as Exhibit A. The effective date of this VMI Agreement shall be date it has been executed by each party thereto (the “VMI Agreement”).
NOW, THEREFORE, in consideration of the mutual covenants, terms and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.Definitions. Capitalized terms have the meanings set forth or referred to in this Section

"Action" means any claim, action, cause of action, demand, lawsuit, arbitration, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or other, whether at law, in equity or otherwise.

"Affiliate" of a Person means any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such Person.
"Agreement" has the meaning set forth in the preamble to this Agreement.
"Asset Purchase Agreement" means that certain Asset Purchase Agreement, dated as of the Effective Date, by and between Hytera and EMCORE.
"Background Intellectual Property Rights" means EMCORE's Intellectual Property or Hytera's Intellectual Property, as applicable, except for any Foreground Intellectual Property Rights.
"Bailed Property" has the meaning set forth in Section 14.1(a). For the avoidance of doubt, Bailed Property shall not include any equipment purchased by Hytera, and sold by EMCORE, pursuant to the Asset Purchase Agreement.
"Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in P.R.C., Hong Kong S.A.R. or State of New Jersey are authorized or required by Law to be closed for business.
"Claim" means any Action brought against a Person entitled to indemnification under Section 10.
"Confidential Information" has the meaning set forth in Section 13.1.
"Confirmation" has the meaning set forth in Section 3.2.
"Control" (and with correlative meanings, the terms "Controlled by" and "under common Control with") means, with respect to any Person, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of another Person, whether through the ownership or voting securities, by contract, or otherwise.
"Defective" means not conforming to the Product Warranty under Section 9.3.
"Defective Products" means goods shipped by Hytera to EMCORE pursuant to this Agreement that are Defective.
"Delivery Date" means the delivery date for Products ordered hereunder that is set forth in Schedule 1 or in a Purchase Order.
"Delivery Location" means the location for delivery of the Products specified in the applicable Purchase Order.
"Depreciation Expense" has the meaning set forth in Section 5.8.
"Depreciation Expense Date" has the meaning set forth in Section 5.8.
"Disclosing Party" has the meaning set forth in Section 13.1.
"Dodd-Frank Act" has the meaning set forth in Section 4.4(a).
"Effective Date" means the date first set forth above (which shall be the date the Agreement has been signed by each Party).

"EMCORE" has the meaning set forth in the preamble to this Agreement.
"EMCORE Contracts" means all contracts or agreements to which EMCORE is a party or to which any of its material assets are bound.
"EMCORE Parties" means EMCORE, its subsidiaries, permitted successors and permitted assigns.
"EMCORE's Intellectual Property" means all Intellectual Property Rights owned by or licensed to EMCORE, including all Foreground Intellectual Property Rights and any of EMCORE's Background Intellectual Property Rights used in the design, production, and manufacturing of the Products.
"Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.
"Equipment" means goods (other than inventory, farm products or consumer goods) that are used in the manufacture, production or assembly of Products by Hytera, and all machinery, equipment, Tooling, furnishings and fixtures (as such terms are defined in UCC Section 9-102) now owned or hereafter acquired by Hytera, of any kind, nature or description, as well as all (a) additions to, substitutions for, replacements of and accessions to any of the foregoing items, (b) attachments, components, parts (including spare parts) and accessories installed thereon or affixed thereto, and (c) Intellectual Property Rights in connection with the foregoing.
"Force Majeure Event" has the meaning set forth in Section 17.20.
"Forecast" means, with respect to any period, a good faith projection or estimate of EMCORE's requirements for Products during each month during the period, which approximates, based on information reasonably available at the time to EMCORE, the quantity of Products that EMCORE may order for each such month.
"Foreground Intellectual Property Rights" means any and all of the Intellectual Property Rights developed with respect to, or for incorporation into, the Products, that are either developed (i) by EMCORE alone, (ii) by EMCORE and Hytera jointly or (iii) by Hytera alone as requested by EMCORE in connection with this Agreement.
"Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.
"Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.
“Hong Kong Financial Reporting Standards” means all Hong Kong Financial Reporting Standards, Hong Kong Accounting Standards (HKAS) and interpretations issued by the Hong Kong Institute of Certified Public Accountants.

"Hytera" has the meaning set forth in the preamble to this Agreement.
"Hytera Contracts" means all contracts or agreements to which Hytera is a party or to which any of its material assets are bound.
"Hytera Parties" means Hytera, its Affiliates, subcontractors and permitted successors and permitted assigns.
"Hytera's Intellectual Property" means all Intellectual Property Rights owned by or licensed to Hytera, including any of all Foreground Intellectual Property Rights Hytera's Background Intellectual Property Rights used in the design, production, and manufacturing of the Products.
"Hytera's Property" has the meaning set forth in Section 14.5.
“Incoterms” means Incoterms 2010, the eighth sets of pre-defined international contract terms published by the International Chamber of Commerce relating to international commercial law.
"Indemnified Parties" has the meaning set forth in Section 10.1.
"Indemnifying Party" has the meaning set forth in Section 10.1.
"Initial Price" has the meaning set forth in Section 5.1.
"Initial Term" has the meaning set forth in Section 6.1.
"Inspection Period" has the meaning set forth in Section 4.3.
"Intellectual Property Rights" means all industrial and other intellectual property rights comprising or relating to: (a) Patents; (b) Trademarks; (c) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website, and URLs; (d) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, application programming interfaces, architecture, files, records, schematics, data, data files, and databases and other specifications and documentation; (e) Trade Secrets; (f) semiconductor chips, mask works and the like; and (g) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.
"Law" means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order or other requirement or rule of law of any Governmental Authority.
"Losses" has the meaning set forth in Section 10.1.
"Nonconforming Products" means any goods received by EMCORE from Hytera that: (a) do not conform to the product number listed in the applicable Purchase Order; (b) do not fully conform to the agreed Specifications, other than due to (i) EMCORE’s designs or (ii) materials purchased by EMCORE for use in the manufacture, production or assembly of Products by Hytera; (c) on visual inspection, EMCORE reasonably determines are otherwise Defective; or (d) exceed the quantity of Products ordered by EMCORE pursuant to this Agreement or any Purchase Order. Where the context requires, Nonconforming Products are deemed to be Products for purposes of this Agreement.
"Notice" has the meaning set forth in Section 17.5.
"Party" has the meaning set forth in the preamble to this Agreement.
"Patents" means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents, and patent utility models).
"Permits" means permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained or required to be obtained, from any Governmental Authority.
"Person" means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, association, Governmental Authority or any other entity.
"Personnel" of a Party means any agents, employees, contractors or subcontractors engaged or appointed by such Party.
“PPV” means purchase price variance.
"Price" has the meaning set forth in Section 5.2.
"Products" means the products identified on Schedule 1 as described in the Specifications, as updated by the Parties from time to time by mutual written agreement.
"Product Warranty" has the meaning set forth in Section 9.3.
"Purchase Order" means EMCORE's purchase order issued to Hytera hereunder, which may, among other things, specify items such as: (a) the Products to be purchased; (b) the quantity of each of the Products ordered; (c) the Delivery Date; (d) the unit Price for each of the Products to be purchased; (e) the billing address; and (f) the Delivery Location; in each case, including all terms and conditions attached to, or incorporated into, such purchase order, and any Release issued by EMCORE to Hytera under the Purchase Order. For the avoidance of doubt, any references to Purchase Orders hereunder also include any applicable Releases.
"Receiving Party" has the meaning set forth in Section 13.1.
"Reimbursement Depreciation" has the meaning set forth in Section 14.2.
"Release" means a document issued by EMCORE to Hytera pursuant to a Purchase Order that identifies (to the extent not specified in the original Purchase Order) the quantities of Products constituting EMCORE's requirements or otherwise to be included in a particular order, the Delivery Locations and Requested Delivery Dates for such Products.
"Renewal Term" has the meaning set forth in Section 6.2.

"Representatives" means a Party's Affiliates and each of their respective Personnel, officers, directors, partners, attorneys, third-party advisors, successors and permitted assigns.
"Specifications" means the specifications for the Products as mutually agreed in writing by EMCORE and Hytera.
"Taxes" means any and all present and future sales, income, stamp and other taxes, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assessed by any Governmental Authority, together with any interest or penalties imposed thereon.
"Term" has the meaning set forth in Section 6.2.
"Tooling" means, collectively, all tooling, dies, test and assembly fixtures, gauges, jigs, patterns, casting patterns, cavities, molds, and documentation (including engineering specifications and test reports) used by Hytera in connection with its manufacture and sale of the Products, together with any accessions, attachments, parts, accessories, substitutions, replacements and appurtenances thereto.
"Trademarks" means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, symbols, trade dress, corporate names and domain names and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.
"Trade Secrets" means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.
“Transaction Documents” means this Agreement, the Asset Purchase Agreement, the Transition Services Agreement, the Excess Materials and Component Agreement, the VMI Agreement, in each case together with all Schedules, Exhibits and Attachments thereto.
"US" means the United States of America.
2.    Purchase and Sale of Products.

2.1    Purchase and Sale. Subject to the terms and conditions of this Agreement, during the Term, EMCORE shall purchase Products from Hytera, and Hytera shall manufacture and sell Products to EMCORE, at the initial Prices set forth on Schedule 1 attached hereto. The Parties shall, from time to time, amend Schedule 1 to reflect any agreed revisions; provided that no such revisions will modify this Agreement or be binding on the Parties unless such revisions have been fully approved in a signed writing by authorized Representatives of both Parties.

2.2    Terms of Agreement and EMCORE's Purchase Order Prevail; Order of Precedence. The Parties intend for the express terms and conditions contained in this Agreement (including any Schedules and Exhibits hereto) and in any Purchase Order that are consistent with the terms and conditions of this Agreement to exclusively govern and control each of the Parties' respective rights and obligations regarding the manufacture, purchase and sale of the Products, and the Parties' agreement is expressly limited to such terms and conditions. Notwithstanding the foregoing, if any terms and conditions contained in a Purchase Order conflict with any terms and conditions contained in this Agreement, the applicable term or condition of this Agreement will prevail and such contrary terms will have no force or effect. Except for such contrary terms, the terms and conditions of all Purchase Orders are incorporated by reference into this Agreement for all applicable purposes hereunder. Without limitation of anything contained in this Section 2.2, any additional, contrary or different terms contained in any Confirmation or any of Hytera's invoices or other communications, and any other attempt to modify, supersede, supplement or otherwise alter this Agreement, are deemed rejected by EMCORE and will not modify this Agreement or be binding on the Parties unless such terms have been fully approved in a signed writing by authorized Representatives of both Parties. The delivery of goods, transportation, provision of any licenses, authorizations and formalities, the costs of carriage, insurance, package and marking, the transfer of title and risks of loss and any other aspect with related to the performance of Agreement shall be governed in accordance with EXW, manufacturing facility under Incoterms.

2.3    No Right to Manufacture and Sell Products to Other Parties. During the Term, Hytera shall not manufacture or sell any Product (as defined above) to any Person other than EMCORE, or enter into any agreement with any Person other than EMCORE related to the manufacture or sale of, any Product (as defined above). Hytera shall not, at any time, use any of EMCORE's Intellectual Property (including Foreground Intellectual Property Rights and Background Intellectual Property Rights) to manufacture or sell Products or other goods or products that to any other buyer. This Section 2.3 will survive expiration or termination of this Agreement.

3.    Ordering Procedure.

3.1    Purchase Orders. EMCORE shall issue Purchase Orders to Hytera in written or electronic form. From time-to-time, EMCORE may also issue Releases to Hytera. For the avoidance of doubt, EMCORE shall only be obligated to purchase from Hytera, and Hytera shall be obligated to sell to EMCORE, the quantities of Products listed on Schedule 1 hereto or otherwise specified in a Purchase Order (including any related Release).

3.2    Acceptance, Rejection, and Cancellation of Purchase Orders. Hytera shall confirm to EMCORE the receipt of each Purchase Order issued hereunder and corresponding delivery date (each, a "Confirmation") within two Business Days following Hytera's receipt thereof. Each Confirmation must reference EMCORE's Purchase Order number, confirm acceptance of the Purchase Order or, solely if permitted under this Section 3.2, advise EMCORE of Hytera's rejection of such Purchase Order, the date of acceptance or rejection and the basis for rejection, if applicable. If Hytera fails to issue a Confirmation within two Business Days following Hytera's receipt thereof or otherwise commences performance under such Purchase Order, Hytera will be deemed to have accepted the Purchase Order. EMCORE may withdraw any Purchase Order prior to Hytera's acceptance thereof. Hytera may reject a Purchase Order if Hytera has sent EMCORE a Notice of termination under Section 6.5. Except as otherwise agreed in this Agreement, Hytera may not cancel any previously accepted Purchase Order hereunder. EMCORE may only cancel a previously accepted Purchase Order (i) pursuant to the exercise of EMCORE's rights under Section 4.1 or (ii) upon mutual agreement of the Parties, provided the EMCORE shall be liable for the reasonable storage and freight costs of the forwarder due to the canceled delivery. If EMCORE cancels a purchase order for finished goods, Hytera shall immediately stop the delivery, and the any Products with aging more than 120 calendar days shall be defined as excess inventory. If EMCORE cancels a purchase order for works in process, Hytera shall immediately stop the process of manufacturing with respect to such purchase order, and any corresponding WIP with aging more than 120 calendar days shall be defined as excess inventory. EMCORE may postpone the delivery date on a Purchase Order by providing at least two Business Days advance written Notice, and, if made with less than 10 Business Days written notice, shall be liable for the reasonable storage and freight costs of the forwarder due to the delayed delivery.

3.3    Quarterly Updates. On a quarterly basis, the Parties shall confirm the material list, unit price, minimum order quantity, lead time, and supplier information for each product, provided that EMCORE is entitled to specify the procurement channels for key materials.

3.4    Forecasts.

(a)EMCORE will deliver to Hytera on a monthly basis a Product demand Forecast for the subsequent 12-month period, including a weekly demand forecast for the subsequent 2-month period.

(b)Within three Business Days of receiving each Forecast, Hytera shall confirm the delivery dates set forth in such Forecast, or provide Notice to Emcore of any objection to such Forecast. If Hytera fails to issue an objection within three Business Days of delivery of the Forecast, Hytera will be deemed to have accepted the Forecast. Hytera shall ensure that it reserves sufficient production capacity to meet each demand Forecast.

4.    Shipment, Delivery, Acceptance, and Inspection.

4.1    Shipment and Delivery Requirements. Time, quantity and delivery to the Delivery Location are of the essence under this Agreement. Hytera shall procure materials for, fabricate, assemble, pack, mark and ship Products strictly in the quantities, by the methods, to the Delivery Locations and by the Delivery Dates, specified in this Agreement or in an applicable Purchase Order or Release. Delivery times will be measured to the time that Products are actually received at the Delivery Location. If Hytera does not comply with any of its delivery obligations under this Section 4, EMCORE may, following good faith discussion with Hytera and at Hytera's sole cost and expense, (a) approve a revised Delivery Date, (b) require expedited or premium shipment, or (c) cancel the Purchase Order applicable to the delayed Product and obtain similar goods from other sources (and all such Products will be deemed to have been purchased under this Agreement for purposes of satisfying EMCORE's quantity requirements hereunder), with Hytera being liable for additional costs to EMCORE associated with such purchase. Unless otherwise expressly agreed to by the Parties in writing, Hytera may not make partial shipments of Products to EMCORE. Hytera shall inform EMCORE of any anticipated delivery delay as promptly as possible, and in any event at least five Days prior to the scheduled Delivery Date. Notwithstanding anything to the contrary contained in this Agreement, Hytera shall not take responsibility for delay in delivery directly resulting from any breach of any representation or warranty made with respect to the Purchased Assets by EMCORE in the Asset Purchase Agreement or any breach of EA’s obligations pursuant to the Transition Services Agreement.

4.2    Transfer of Title and Risk of Loss.

(a)        Title to Products shipped under any Purchase Order passes to EMCORE upon delivery of the Products to freight service company designated by both EMCORE and Hytera.

(b)    Notwithstanding any agreement between EMCORE and Hytera concerning transfer of title, risk of loss to Products shipped under any Purchase Order passes to EMCORE upon receipt by designated freight service company and Hytera will bear all risk of loss or damage with respect to Products until designated freight service company 's receipt of such Products in accordance with the terms hereof.

4.3    Inspection. Hytera shall insure that all Products have been sampling tested and qualified meet the applicable Specifications, and Hytera shall not deliver any Non-Conforming Products. Products are subject to EMCORE's inspection and approval or rejection as Nonconforming Products notwithstanding EMCORE’s prior receipt of or payment for the Products. EMCORE shall have a reasonable period of time no more than 30 days, following delivery of the Products to the Delivery Location ("Inspection Period"), to inspect all Products received under this Agreement and to inform Hytera, in writing, of EMCORE's rejection of any Nonconforming Products. EMCORE may return to Hytera any or all units of rejected Products that constitute Nonconforming Products because they exceed the quantity stated in this Agreement or any Purchase Order. If EMCORE rejects any other Nonconforming Products, EMCORE may elect to (a) require Hytera, at Hytera's sole cost and in Product Warranty, to repair or replace the rejected Products at the location specified by EMCORE (which may include Hytera's location, EMCORE's location or the location of a third party), (b) purchase similar goods from another source (and apply such purchases against EMCORE's quantity requirements hereunder), (c) produce similar goods itself (and apply such production quantities against EMCORE's quantity requirements hereunder), (d) repair the Products itself or have a third party repair the Products, or (e) retain the rejected Products; in each case without limiting the exercise by EMCORE of any other rights available to EMCORE under this Agreement or pursuant to applicable Law. All returns of Nonconforming Products to Hytera are at Hytera's sole risk and expense. Products that are not rejected within the Inspection Period will be deemed to have been accepted by EMCORE; provided, however, that EMCORE's acceptance of any Products will not be deemed to be a waiver or limitation of Hytera's obligations pursuant to this Agreement (or any breach thereof), including those obligations with respect to Hytera's Product Warranty and Hytera's duty to indemnify EMCORE.

5.    Price and Payment.

5.1    Initial Prices. Subject to Section 5.2, EMCORE shall purchase the Products from Hytera at the initial prices set forth on Schedule 1 attached hereto ("Initial Prices"). All Prices include, and Hytera is solely responsible for, all costs and expenses relating to packing, crating, boxing, production, manufacture, sale, and delivery of the Products to the Delivery Location. All Prices are firm and not subject to increase for any reason, including changes in market conditions, increases in labor or overhead costs or because of labor disruptions or fluctuations in production volumes.

5.2    Price Changes. Prior to the end of each fiscal quarter (March, June, September and December), the Parties will review and mutually agree in good faith to pricing for each Product for the following quarter (the agreed price for such quarter, the “Price”), provided that in no event shall Prices for the next quarter exceed the prices for the existing quarter with respect to each Product. At the beginning of each quarter, Hytera shall provide EMCORE with a price reduction plan for next subsequent quarter. Hytera shall use reasonable best efforts to achieve the target of annual price reductions of 6%, which can be broken up into a 1.5% reductions per quarter.

5.3    New Products. Schedule 1 attached hereto may be updated from time to time by mutual written agreement of the Parties to include new products which the Parties mutually agree that Hytera will supply to EMCORE, at Prices mutually agreed based on material list, unit price and engineering expense, PPV (if applicable) etc. provided by Hytera to EMCORE. Hytera shall address solutions to predictable engineering problems after such agreement on Pricing, including but not limited to DMTX/LM processing technique, production accessorial tool design, etc.

5.4    Invoices. Hytera shall issue monthly invoices to EMCORE for all Products ordered in the previous month. Each invoice for Products must set forth in reasonable detail the amounts payable by EMCORE under this Agreement and contain the following information, as applicable: a reference to this Agreement; Purchase Order number, amendment number and line-item number; Hytera's name; Hytera's identification number; carrier name; ship-to address; quantity of Products shipped; number of cartons or containers in shipment; bill of lading number; country of origin; and any other information necessary for identification and control of the Products. If the invoices or related documents are inaccurate or incorrectly submitted to EMCORE due to Hytera’s fault, Emcore shall have no obligation to pay such invoice until Hytera has issued corrected invoice or make up for EMCORE’s loss.

5.5    The Parties shall seek to resolve any invoice disputes expeditiously and in good faith in accordance with the dispute resolution provisions set forth in Section 17.16. Any payment by EMCORE of an invoice is not an acceptance of any nonconforming element or terms on such invoice or the related Products.

5.6    Payment. Except for any amounts disputed by EMCORE in good faith, Hytera's accurate and correctly submitted invoices will be payable within 30 days following the later of (a) EMCORE's receipt of Hytera's invoice or (b)EMCORE's receipt of the applicable Products. Any payment by EMCORE for Products will not be deemed acceptance of the Products or waive EMCORE's right to inspect. EMCORE will be entitled to apply any discounts allowable and determined by Hytera for prompt payment of the interest of the unpaid amount even though EMCORE is unable to make payment within the time limits set by Hytera if such failure is due to Hytera's actions or other circumstances or events beyond EMCORE's reasonable control. EMCORE shall make all payments in US dollars by check, wire transfer or automated clearing house in accordance with the following instructions:

ABA Number:/
SWIFT Code:
Account Name: HYTERA COMMUNICATIONS (HONG KONG)
COMPANY LIMITED
Account Number:
Bank Name and Address:

Attn:
In addition to all other rights and remedies available to Hytera in connection with any breach of the foregoing obligations, (i) interest shall accrue at a rate of 0.02% per day for all amounts unpaid when due, provided that such interest shall not exceed 5% of all amounts unpaid when due, and (ii) Sellers shall have right to suspend delivery of Products until EMCORE has completed all undisputed payments then due.
5.7    Setoff; Contingent or Disputed Claims. All amounts due from EMCORE to Hytera are net of any indebtedness of Hytera to EMCORE. In addition to any right of set-off, deduction or recoupment provided or allowed by Law, EMCORE may, following good faith discussion with Hytera, set off against, and deduct and recoup from, any amounts due or to become due from EMCORE to Hytera, any amounts due from Hytera to EMCORE, including for damages resulting from breaches by Hytera of its obligations under this Agreement or any other agreement between such parties. If an obligation of Hytera is disputed, contingent or unliquidated, payment by EMCORE of the disputed portion of the amount due may be deferred until such dispute is resolved, provided that such dispute shall be resolved promptly, and each Party shall seek to resolve such dispute in good faith in accordance with the requirements set forth in Section 17.16 of this Agreement. In the event of Hytera's bankruptcy, if all of the contracts (including this Agreement) between EMCORE and Hytera have not been promptly assumed by Hytera (under applicable Law), EMCORE may withhold payment to Hytera for Products undelivered (via administrative hold or otherwise) until the risk of potential rejection and other losses is eliminated.

5.8    Minimum Additional Payments.

(a)    On each of the first four anniversaries of the date on which all DMTX Products have obtained “Process Change Notice” approval (the “Depreciation Expense Date”), in the event that the Products delivered by Hytera to EMCORE in the immediately preceding 12 month period have an aggregate Depreciation Expense of less than $660,000, based on (i) Hytera’s fulfillment of EMCORE’s requested deliveries pursuant to all effective POs under this Agreement for such period; or (ii) Hytera’s actual deliveries for such period, in case Hytera’s failure of 100% fulfillment for such period was due to EMCORE’s breach of this Agreement, then an amount equal to $660,000 less the aggregate Depreciation Expense of Products delivered to EMCORE in the immediately preceding 12 month period shall become payable and be paid by EMCORE within 30 days following the applicable anniversary of the Third Closing Date in accordance with the payment instructions set forth in Section 5.6 of this Agreement. “Depreciation Expense” shall be calculated as follows:

(i)Each laser module Product delivered to EMCORE in the applicable 12-month period shall have a unit Depreciation Expense of $10;

(ii)Each DMTX Product delivered to EMCORE in the applicable 12-month period shall have a unit Depreciation Expense of $20;

(iii)Any additional Products made subject to this Agreement shall have a unit Depreciation Expense as determined by mutual agreement of the Parties;

(b) In the event that the aggregate Depreciation Expense of Products delivered to EMCORE totals greater than $1.1 million in any 12-month period immediately preceding one of the first four anniversaries of the Depreciation Expense Date, then the amount by which such aggregate purchases exceed $1.1 million shall be applied to, and deducted from, any amount payable by

EMCORE to Hytera pursuant to Section 5.7(a) in connection with the next successive 12-month period.

(c) On the fifth anniversary of the Depreciation Expense Date, in the event that Hytera has delivered to EMCORE less than $5,544,450 of aggregate Depreciation Expense of Products in the immediately preceding five year period, based on (i) Hytera’s fulfillment of EMCORE’s requested deliveries pursuant to all effective POs under this Agreement for such period; or (ii) Hytera’s actual deliveries for such period, in case Hytera’s failure of 100% fulfillment for such period was due to EMCORE’s breach of this Agreement, then an amount equal to $5,544,450 less the aggregate Depreciation Expense of Products delivered to EMCORE in the immediately preceding five year period shall become payable and be paid by EMCORE within 30 days following the fifth anniversary of the Effective Date in accordance with the payment instructions set forth in Section 5.6 of this Agreement.

(d) At such time during the Term of this Agreement as Hytera has delivered to EMCORE Products having an aggregate of $5,544,450 of Depreciation Expense, then EMCORE shall thereafter have no further payment obligations under Section 5.7(a) and 5.7(c) above.

(e) In the event that EMCORE and Hytera mutually agree in writing, its each of its sole discretion, to terminate this Agreement prior to its expiration pursuant to Section 6.3 of this Agreement, EMCORE shall repurchase the Purchased Assets (as defined in the Asset Purchase Agreement) from Hytera; then if as of the date of such mutual agreement to terminate, Hytera has delivered to EMCORE Products having less than $5,544,450 of Depreciation Expense of Products, EMCORE shall repurchase the Purchased Assets for a purchase price in an amount equal to $5,544,450 less the actual amount of Depreciation Expense of Products delivered to EMCORE during the period from Effective Date to the date such written notice of repurchase is delivered (the “Repurchase Consideration”). The Repurchase Consideration shall become due and payable by EMCORE in accordance with the payment instructions set forth in Section 5. 6 of this Agreement within 30 days following the date the earlier termination is mutually agreed to in writing by both parties. In such event, EMCORE shall, at its costs, pick up the Purchased Assets at the facility of Hytera or Hytera’s sub-contractor, and Hytera (and its subcontractor, if applicable) shall permit EMCORE to do so, and title and risks of loss of the Purchased Assets shall transfer to EMCORE upon its receipt of the Purchased Assets. Any such termination pursuant to this Section 5.8 (e) shall not affect the fulfillment of any payment obligations and liabilities accrued as of or before such termination.

6.    Term; Termination.

6.1    Initial Term. The term of this Agreement commences on the Effective Date and continues for a period of five (5) years following the Effective Date unless it is earlier terminated pursuant to the terms of this Agreement or applicable Law (the "Initial Term").

6.2    Renewal Term. Upon expiration of the Initial Term, the term of this Agreement will automatically renew for additional successive one year terms, unless either Party provides written Notice of non-renewal at least 90 days prior to the end of the then-current term (each, a "Renewal Term" and together with the Initial Term, the "Term"), unless any Renewal Term is earlier terminated pursuant to the terms of this Agreement or applicable Law. If the Initial Term or any Renewal Term is renewed for any Renewal Term(s) pursuant to this Section 6.2, the terms and conditions of this Agreement during each such Renewal Term will be the same as the terms in effect immediately prior to such renewal, unless Hytera and EMCORE have agreed otherwise in a written agreement duly executed by each party. In the event either Party provides timely Notice of its intent not to renew this Agreement, then, unless earlier terminated in accordance with its terms, this Agreement terminates on the expiration of the Initial Term or then-current Renewal Term, as applicable.

6.3    Termination by Mutual Agreement. This Agreement may at any time, be terminated by mutual written agreement of the Parties in each Party’s sole discretion, provided that any such termination shall occur on the date the mutually agreed. Except for the termination rights set forth in this Section 6.3, Section 6.4 and Section 6.5, neither party may terminate this Agreement.

6.4    EMCORE's Right to Terminate for Cause. EMCORE may terminate this Agreement, by providing 30 days prior written Notice to Hytera:

(a)    except as otherwise specifically provided under this Section 6.4, if Hytera is in material breach of, any representation, warranty or covenant specifically set forth in this Agreement and either the breach cannot be cured or, if the breach can be cured, it is not cured by Hytera within 30 days following Hytera's receipt of written Notice of such breach;

(b)    if Hytera (i) becomes insolvent, or fails to pay for a period of 3 months, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business;

(c)if Hytera fails to provide EMCORE, within a commercially reasonable time after EMCORE's request (but in no case exceeding 30 days after such request) with adequate and reasonable assurance of Hytera's financial and operational capability to perform timely any of Hytera's obligations under this Agreement following any significant adverse change in Hytera in Hytera’s financial or operating condition;

(d)if, without obtaining EMCORE's prior written consent, (i) Hytera sells, leases or exchanges a material portion of Hytera's assets, (ii) Hytera merges or consolidates with or into another Person, or (iii) a change in Control of Hytera occurs, unless, in the case of a merger or consolidation of Hytera with another Person, the surviving entity has a net worth greater than or equal to Hytera's net worth immediately prior to the merger or consolidation; or

(e)upon the occurrence of any other event constituting grounds for termination specifically set forth in any other sections of this Agreement (including Section 17.21).

Any termination under this Section 6.4 will be effective on Hytera's receipt of EMCORE’s written Notice of termination or such later date (if any) set forth in such termination Notice. Upon the occurrence of any of the events described under this Section 6.4, EMCORE may, in addition to any of its other rights to suspend performance under this Agreement or applicable Law, immediately suspend its performance under all or any part of this Agreement, without any liability of EMCORE to Hytera, provide that EMCORE shall remain liable for any accrued obligations and liabilities under this Agreement existing as of the date of termination, subject to EMCORE’s right to set off such amounts against any and all damages, costs, expenses and losses incurred by EMCORE as a result of any event described under this Section 6.4. Notwithstanding anything to the contrary contained in this Agreement, EMCORE may, at its election, recover any and all damages, costs, expenses and losses incurred by EMCORE as a result of any event described under this Section 6.4.
6.5    Hytera's Right to Terminate for Cause. Hytera may terminate this Agreement, by providing written Notice to EMCORE:

(a)    if EMCORE is in material breach of any representation, warranty or covenant of EMCORE under this Agreement, and either the breach cannot be cured or, if the breach can be cured, it is not cured by EMCORE within 30 days after EMCORE's receipt of written Notice of such breach; or

(b)    if EMCORE (i) becomes insolvent or is generally unable to pay, or fails to pay, its debts as they become due, (ii) files or has filed against it, a petition for voluntary or involuntary bankruptcy or otherwise becomes subject, voluntarily or involuntarily, to any proceeding under any domestic or foreign bankruptcy or insolvency Law, (iii) makes or seeks to make a general assignment for the benefit of its creditors, or (iv) applies for or has appointed a receiver, trustee, custodian or similar agent appointed by order of any court of competent jurisdiction to take charge of or sell any material portion of its property or business.

Any termination under this Section 6.5 will be effective on EMCORE's receipt of Hytera's written Notice of termination or such later date (if any) set forth in such Notice. Upon the occurrence of any of the events described under this Section 6.5, Hytera may, in addition to any of its other rights to suspend performance under this Agreement or applicable Law, immediately suspend its performance under all or any part of this Agreement, without any liability of to EMCORE, and, notwithstanding anything to the contrary contained in this Agreement, Hytera may, at its election, recover any and all of the parties confirmed damages, costs, expenses and losses incurred by Hytera as a result of any event described under this Section 6.5.
6.6    Effect of Expiration or Termination.

(a)    Immediately upon the effectiveness of a Notice of termination delivered by a party to the other party hereunder (as stated in such Notice):

(i)the party accepting notice shall, unless otherwise directed by the other party promptly terminate all performance under this Agreement and under any outstanding Purchase Orders;

(ii)Hytera shall transfer title to and deliver to EMCORE all Products that are finished Products as of the effectiveness of the Notice of termination; and EMCORE shall make payment to Hytera for such finished Products and other amounts then due and unpaid.

(iii)Hytera shall return to EMCORE all Bailed Property and any other property furnished by or belonging to EMCORE or any of EMCORE's customers (except any assets, products and other material paid by Hytera or Parties agreed otherwise), or dispose of such Bailed Property or other property in accordance with EMCORE's instructions (provided that EMCORE will reimburse Hytera for the actual, reasonable costs associated with such disposal);

(b)    Expiration or termination of the Term will not affect any rights or obligations of the Parties that:

(i)    come into effect upon or after termination or expiration of this Agreement; or

(ii)    otherwise survive the expiration or earlier termination of this Agreement pursuant to Section 17.4 and were incurred by the Parties prior to such expiration or earlier termination.

(c)    Upon the expiration or earlier termination of this Agreement, each Party shall:

(i)    return to the other Party all documents and tangible materials (and any copies) containing, reflecting, incorporating or based on the other Party's Confidential Information;

(ii)    permanently erase all of the other Party's Confidential Information from its computer systems; and

(iii)    upon the other Party's written request, certify in writing to such other Party that it has complied with the requirements of this Clause 6.6 (c).

(d)    Subject to Section 6.6(b), the Party terminating this Agreement will not, or in the case of the expiration of this Agreement, neither Party will, be liable to the other Party for any damage of any kind (whether direct or indirect) incurred by the other Party by reason of the expiration or earlier termination of this Agreement. Termination of this Agreement will not constitute a waiver of any of either Party’s rights, remedies or defenses under this Agreement, at law, in equity or otherwise.

6.7    Resourcing Cooperation. Upon the expiration or earlier termination of this Agreement for any reason, to the extent requested by EMCORE in writing, Hytera will promptly take the following actions and such other actions as may be reasonably required by EMCORE to reasonably assist EMCORE to transition production of Products from Hytera to an alternative seller determined by EMCORE to continue the production:

(a)    manufacture, deliver and sell to EMCORE a sufficient inventory bank of Products to ensure that the transition will proceed smoothly and without interruption or delay to EMCORE's or EMCORE's customers' production of products incorporating the Products, with pricing equivalent to the pricing in effect immediately before expiration or termination;

(b)    for any non-standard (i.e., not "off-the-shelf") Products, promptly:

(i)    provide to EMCORE all requested information and documentation regarding and access to Hytera's manufacturing process, including on-site inspections, bill-of-material data, tooling and process detail and samples of supplies and components; and

(ii)    assign to EMCORE or an alternative seller any or all supply contracts or orders for raw materials or components relating to this Agreement and any outstanding Purchase Orders;

(c)    sell to EMCORE, at Hytera's actual cost, any or all work-in-process and any raw-materials inventory relating to this Agreement and any outstanding Purchase Orders; and

(d)    sell to EMCORE any or all finished Products; and

(e)    for any non-standard (i.e., not "off-the-shelf) Products, sell to EMCORE any or all of Hytera's Property used by Hytera to manufacture Products in accordance with the second sentence of Section 14.5.

7.    Certain Obligations of Hytera and Emcore

7.1    Certain Obligations of Hytera

7.1.1 Packaging and Labeling. Hytera shall properly pack, mark and ship Products as instructed by EMCORE and otherwise in accordance with applicable Law, industry standards and the requirements mutually agreed between Hytera and EMCORE (including anti-static packaging), and shall provide EMCORE with shipment documentation showing the Purchase Order number, Hytera's identification number for the subject Products, the quantity of pieces in shipment, qualification and test results, lot number the bill of lading number, and the country of origin.
7.1.2 Materials.
(a)    Hytera shall submit initial sample inspection reports and the production, test, assembly reports, etc., in accordance with EMCORE’s Specifications for EMCORE’s evaluation.

(b)    Hytera shall purchase, manufacture and test any customized material for EMCORE according to the versions, standards and requirements specified by the applicable drawing of EMCORE. Hytera shall purchase and test the standard material according to the BOM provided by EMCORE. Hytera shall establish a detailed counterfeit prevention plan, and implement the procedure set forth in such plan to prevent counterfeit material from being used for products. Any change of the drawing, BOM, manufacturer, or material required by EMCORE shall be subject to Section 7.1.7 of this Agreement. The vendor or manufacturer of all material used in the Products shall be traceable in accordance with Hytera’s written records.

(c)    Hytera shall not purchase or use material from unauthorized sources, including without limitation the following: (i) material from an equipment manufacturer or part manufacturer not authorized by manufacturer; (ii) material from an unauthorized sales organization; (iii) material with an appearance, inner structure or production material inconsistent with the manufacturer's design; (iv) used material that has been refurbished; (v) Material not meeting quality standards; or (vi) material with counterfeit label or product logo.

(d)    Hytera shall purchase raw materials by brand or manufacturer, including but not limited to PCB plates, electronic components, auxiliary materials for production and packaging materials, only as approved in writing by EMCORE. Alternative materials, and suppliers for such alternative materials, can only be used subject to EMCORE’s written consent. For mass-production Products, Hytera shall obtain raw materials in accordance with the demand Forecast described in Section 3.4 of this Agreement and put into production according to the applicable purchase order. For non-mass-production Products, Hytera shall obtain raw materials in accordance with EMCORE’s actual demand, including purchase order and/or Forecasts).

(e)    In the event that the standard lead time for any raw material is longer than 56 calendar days or minimum order quantity of the material is more than the demand amount of material for Hytera’s production in a 2-month period according to the production plan, Hytera shall provide Notice to EMCORE, to enable EMCORE to determine a reasonable material preparation plan to reduce the risk of remaining material.

(f)Hytera shall provide (i) by the fifth calendar day of each month, a material inventory list as of the last day of the prior month that includes location of all raw material in transit and in stock, WIP, finished goods, and corresponding information including quantity ordered, unit price, MOQ, standard lead time and supplier information and (ii) excess inventory material lists to EMCORE each quarter, including the unit price, minimum order quantity, lot number, manufactured date and supplier information, standard lead time, information of suppliers, quarterly purchased quantity and quarterly consumed quantity.

(g)Upon EMCORE’s request, Hytera shall promptly provide to EMCORE, in such form and detail as EMCORE requests, a list of all materials incorporated in the Products, the amount of such materials, and information concerning any changes in or additions to such materials. Without limitation of the foregoing, upon EMCORE’s request, Hytera shall provide to EMCORE all information in reasonably necessary scope related to the Products (in sufficient detail), with written certifications thereof, to enable EMCORE to timely comply with all of EMCORE's and EMCORE's customers' due diligence, disclosure and audit requirements under Section 1502 of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the "Dodd-Frank Act") and Rule 13p-1 and Form SD under the Securities Exchange Act of 1934, and all similar, applicable statutes and regulations, including due inquiry of Hytera's supply chain (and certifications by such suppliers) identifying conflict minerals (as defined in Section 1502(e)(4) of the Dodd-Frank Act) contained in each Product and the country of origin of such conflict minerals (or, following due inquiry, why such country of origin cannot be determined).

(h)For each shipment of Products, Hytera shall provide EMCORE, in writing, sufficient advance warning and Notice (in addition to including appropriate labels on Products, containers and packing) of any hazardous or restricted material that is an ingredient or a part of the shipment, together with such special handling instructions as may be necessary to advise logistics providers, handlers of the Products and personnel of how to exercise that measure of care and precaution that will comply with any applicable Laws and prevent bodily injury or property damage in the handling, transportation, processing, use or disposal of the Products, containers and packing.

7.1.3 Production.
(a)    Unless affected by adverse change of applicable Laws, including without limitation, the Laws of the United States, Thailand or any other international treaty, Hytera shall ensure that Country of Origin for all Products is Thailand.

(b    Hytera shall manufacture Products in accordance with all designs, instructions and other technical information provided by EMCORE. All such technical information shall be transferred to from EA to Hytera via Hytera’s FTP site (ftp.hytera.com). For the avoidance of doubt, all such information shall constitute Background Intellectual Property Rights of EMCORE. Hytera shall ensure the security of, and implement appropriate access controls for, all information provided via the FTP in accordance with Section 13.2 of this Agreement

(c)    Hytera shall work together with EMCORE to achieve global process improvements in the areas of technology, quality, responsiveness, delivery, and cost. At EMCORE's request, Hytera's Representatives shall meet with EMCORE to review the progress made on these objectives.

7.1.4 Quality.
(a)    Hytera shall at all times during the term of this Agreement, maintain valid ISO 9001 certification. In addition, Hytera shall meet or exceed EMCORE's quality standards for the Products as adopted by EMCORE from time to time, and which are provided by EMCORE to Hytera in writing, including without limitation ANSI ESD S20.20 Industry Standard of Protection of Electrical and Electronic Parts, Assemblies and Equipment. At EMCORE's request, Hytera shall furnish to EMCORE test and test samples of Products as reasonably required by EMCORE to determine if their manufacture is in accordance with the specifications furnished by EMCORE and EMCORE's quality standards. Hytera shall perform quality inspections of Products before delivery and shall certify inspection results in the manner requested by EMCORE.

(b)    EMCORE shall confirm the workmanship and quality requirement for each Product, including but not limited to the product soldering workmanship, dimensional tolerance, special treatment, label, package etc. in the case of any unspecified workmanship or quality requirement, Hytera shall apply the common industry standard.

(c)    Hytera shall manage and control the expiration date of all electronic material according to the quality requirement of EMCORE. The manufacturing date code of all components must within 2 years of the date the corresponding Product is delivered to EMCORE. Expired material shall only be used subject to EMCORE’s written consent.

(d)    Hytera shall work together with EMCORE to achieve global process improvements in the areas of technology, quality, responsiveness, delivery, and cost. At EMCORE's request, Hytera's representatives shall meet with EMCORE to review the progress made on these objectives.

(e)    Hytera shall provide reasonable support as requested by EMCORE to address and correct quality concerns. In addition to its other rights and remedies, EMCORE may hold Hytera responsible for costs associated with quality-issue investigation and containment to the extent caused by Hytera's acts or omissions.

(f)    Hytera shall, on a continuous basis, identify ways to improve the quality, service, performance standards and technology for the Products, including through participation in EMCORE's quality improvement initiatives.

(g)    EMCORE shall be entitled in its sole discretion to review and verify Hytera’s production technology and quality control system in reasonably necessary scope related to the Products, including Hytera’s organization and structure of quality department, risk and opportunity addressing, change management, document control and confidentiality, production technology and process, equipment calibration, use and maintenance, incoming material and output quality control procedure, quality management record and traceability, corrective and preventive action system, warehouse management and control, and other necessary quality management items.

(h)    Hytera shall retain all product and raw material test reports, including (i) failure analysis/correction and prevention measures, test reports, final test reports, manufacturing process records and approval records for at least five years, or longer when required by applicable Laws and regulations. The test report shall be traceable, including but not limited to the production date, shipment date, test items, test method, raw material date code and lot number, supplier and the proof of authorization.

7.1.5 Protection Against Supply Interruptions. Hytera shall, at Hytera's sole cost and expense, take such actions as are necessary or appropriate to ensure the uninterrupted supply of Products to EMCORE for not less than 30 days during any foreseeable or anticipated event or circumstance that could interrupt or delay Hytera's performance under this Agreement (other than interruptions caused by the action or inaction of EMCORE), including any labor disruption, whether or not resulting from the expiration of Hytera's labor contracts.
7.1.6 Duty to Advise. Hytera shall promptly provide written Notice to EMCORE of any of the following events or occurrences, or any facts or circumstances reasonably likely to give rise to any of the following events or occurrences: (a) any failure by Hytera to perform any of its obligations under this Agreement; (b) any delay in delivery of Products; (c) any defects or quality problems relating to Products; (d) any change in Control of Hytera; (e) any deficiency in EMCORE specifications, samples, prototypes or test results relating to this Agreement; or (f) any failure by Hytera, or its subcontractors or common carriers, to comply with Law. In addition, Hytera shall promptly notify EMCORE in writing of any change in Hytera's authorized Representatives, insurance coverage or professional certifications.
7.1.7 Certain Changes.
(a)    Hytera shall promptly make any changes EMCORE directs in writing with respect to the Products, which may include changes in the design, drawings, specifications, processing, inspection, testing, quality control, methods of packing and shipping or the date or place of delivery. Any such changes shall be transmitted to Hytera via Hytera’s FTP site (ftp.hytera.com) and Hytera shall confirm such changes within two (2) Business days. Any changes pursuant to this Section 7.1.7(a) will not affect the Price or time for delivery of Products unless (i) within five(5) Business Days after EMCORE's Notice to Hytera of the change, EMCORE receives from Hytera written Notice of a claim for adjustment with all sufficient information and documentation regarding Hytera's costs and production timing resulting from such changes to allow EMCORE to perform an audit and verify such claim, and (ii) after auditing and verifying such claim, the results of such audit indicate that, in order to implement such EMCORE-requested changes, Hytera's actual out-of-pocket costs increased by a material amount or that implementing such changes reasonably and appropriately caused a delay in the Delivery Date of any affected Products. Hytera may increase the Prices hereunder in a per-unit amount solely to the extent necessary to compensate Hytera for such commercially reasonable cost increases (but not to allow for any additional margin). If EMCORE's audit and verification results indicate that Hytera's costs have or should have actually decreased, the Prices hereunder shall be deemed decreased on a per-unit basis to reflect the amount of any such cost savings, while Hytera shall have any objection to EMCORE's audit and verification results, the Parties shall first seek to settle the objections through good faith negotiation. Nothing in this Section 7.1.7(a), including any disagreement with EMCORE as to any adjustment in price or time for performance, will excuse Hytera from proceeding with this Agreement as changed.

(b)    Hytera may not make any changes with respect to the Products or scope of this Agreement without EMCORE's advance written approval, which may be given or withheld in EMCORE's in sole discretion, including (i) the location at which Products are manufactured, (ii) any subcontractors to Hytera with respect to Products, (iii) the processes or procedures used by Hytera in the production of Products, including without limitation changes to the production line, equipment, technology or test fixtures, (iv) the composition, fit, form, function or appearance of Products, or (v) chemicals, raw materials or any components or ingredients used in production of Products. If Hytera learns of a possible change to the Products that may reduce costs, improve quality, or otherwise be beneficial to EMCORE, Hytera shall promptly notify EMCORE of the possible change.

7.1.8 Hytera's Financial Condition.
(c)    Each acceptance of a Purchase Order by Hytera will constitute Hytera's representation and warranty that Hytera is not insolvent on a balance sheet basis, is paying all debts as they become due, is in compliance with all loan covenants and other obligations to which it is subject, and that all financial information provided to EMCORE concerning Hytera is true and accurate, fairly represents Hytera's financial condition, and has been prepared in accordance with Hong Kong Financial Reporting Standards or any other applicable accounting standards, uniformly and consistently applied.

(d)    Hytera shall furnish EMCORE with statements accurately and fairly evidencing Hytera's financial condition as EMCORE may, from time to time, reasonably request. Without limitation of the foregoing, Hytera shall furnish to EMCORE copies of any quarterly or annual financial statements delivered by Hytera to any of its creditors within 30 days following delivery of such financial statements to such creditor.

(e)    Hytera shall promptly notify EMCORE, in writing, of any and all events that have had or may have a material adverse effect on Hytera's business or financial condition, including any change in management, sale, lease or exchange of a material portion of Hytera's assets, a material change in Control of Hytera, or the material breach of any loan covenants or other material obligations of Hytera to its creditors.

7.1.9 Subcontractors. To the extent Hytera engages any subcontractor(s) in connection with the performance of services pursuant to this Agreement, Hytera shall ensure compliance by such subcontractor with all requirements of this Section 7 applicable to Hytera.
7.2 Certain Obligations of EMCORE Concerning Aged Inventory
7.2.1 EMCORE shall manage materials and components related inventory (including the Excess Materials and Components (as defined in the Excess Materials and Components Agreement)) in accordance with the terms and conditions set forth in the Excess Materials and Components Agreement.
7.2. If any of the Parties mutually agreed to adopt the Vendor-Managed-Inventory Mode (as defined in the VMI Agreement) with respect to any Product under this Agreement, EMCORE shall manage such finished-Product related inventory, including the Aged Product (as defined in the VMI Agreement), in accordance with the terms and conditions set forth in the VMI Agreement.
7.2.3 If any semi-finished product, work in process (“WIP”), or undelivered finished-Product becomes Aged due to EMCORE’s cancellation of an effective Purchase Order, EMCORE shall manage all the aforesaid Aged inventory in accordance with the terms and conditions set forth in the VMI Agreement.

7.2.4 The Parties further agree that, if any semi-finished product, WIP, or finished-Product becomes Aged due to EMCORE’s certain changes in, including without limitation, the design, drawings, specifications, processing, inspection, testing, quality control, methods of packing and shipping or the date or place of delivery pursuant to the procedure set forth in Section 7.1.7(a), EMCORE shall manage all the aforesaid inventory in accordance with the terms and conditions set forth in the VMI Agreement.
7.2.5 For all other Aged inventory, if no terms and conditions governing its management under this Agreement or any other written agreement signed by the Parties, the Parties shall negotiate and reach consensus by signing supplemental agreement further.
8.    Compliance with Laws.

8.1    Compliance. Hytera and EMCORE shall at all times comply with all Laws applicable to this Agreement, each party's operation of its business and the exercise of its rights and performance of its obligations hereunder, including but not limited to Laws related to import and export, environment protection, health and safety, labor and employment, dangerous waste processing and intellectual property. Upon Hytera or EMCORE's reasonable request, EMCORE or Hytera shall provide the other Party with written certification of compliance with applicable Laws; Upon EMCORE's reasonable request, Hytera shall provide EMCORE with (a) written certification of the origin of any ingredients or materials in the Products; and (b) any additional reasonably necessary information regarding the Products requested by EMCORE such that EMCORE may comply in a timely manner with its obligations under Law.

8.2    Permits, Licenses, and Authorizations. Hytera shall obtain and maintain all Permits necessary for the exercise of its rights and performance of Hytera's obligations under this Agreement, including any Permits required for the export of Products or the import of any raw materials and other manufacturing parts used in the production and manufacture of the Products, and the shipment of hazardous materials, as applicable.

9.    Representations and Warranties; Product Warranty.

9.1    Hytera's Representations and Warranties. Each Seller jointly and severally represents and warrants to EMCORE that:

(a)    SHCCL is a corporation duly organized, validly existing and in good standing under the Laws of the P.R.C., and Hytera HK is a corporation duly organized, validly existing and in good standing under the Laws of Hong Kong S.A.R.;

(b)    it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)    the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by Hytera, have been duly authorized by all necessary corporate action on the part of Hytera;

(d)    the execution, delivery, and performance of this Agreement by Hytera will not violate, conflict with, require consent under or result in any breach or default under (i) any of Hytera's organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material Hytera Contract;

(e)    this Agreement has been executed and delivered by Hytera and (assuming due authorization, execution and delivery by EMCORE) constitutes the legal, valid and binding obligation of Hytera, enforceable against Hytera in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity;

(f)    it has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;

(g)    it is not insolvent and is paying all of its debts as they become due; and

(h)    all financial information that it has provided to EMCORE is true and accurate and fairly represents Hytera's financial condition.

9.2    EMCORE's Representations and Warranties. EMCORE represents and warrants to Hytera that:

(a)    it is a corporation, duly organized, validly existing and in good standing under the laws of the New Jersey, USA;

(b)    it has the full right, corporate power and authority to enter into this Agreement and to perform its obligations hereunder;

(c)    the execution of this Agreement by its Representative whose signature is set forth at the end of this Agreement, and the delivery of this Agreement by EMCORE, have been duly authorized by all necessary corporate action on the part of EMCORE; and

(d)    the execution, delivery, and performance of this Agreement by EMCORE will not violate, conflict with, require consent under or result in any breach or default under (i) any of EMCORE's organizational documents, (ii) any applicable Law or (iii) with or without notice or lapse of time or both, the provisions of any material EMCORE Contract; and

(e)    this Agreement has been executed and delivered by EMCORE and (assuming due authorization, execution, and delivery by Hytera) constitutes the legal, valid and binding obligation of EMCORE, enforceable against EMCORE in accordance with its terms, except as may be limited by any applicable bankruptcy, insolvency, reorganization, moratorium, or similar laws and equitable principles related to or affecting creditors' rights generally or the effect of general principles of equity.

(f)    it has obtained all material licenses, authorizations, approvals, consents or permits required by applicable Laws to conduct its business generally and to exercise its rights and perform its obligations under this Agreement;

(g)    it is not insolvent and is paying all of its debts as they become due; and

(h)    all financial information that it has provided to Hytera is true and accurate and fairly represents EMCORE's financial condition.

9.3    Product Warranty. Except the extent caused by EMCORE’s action or inaction, Hytera warrants to EMCORE that (the "Product Warranty"):

(a)    for a period of five (5) years, the Products will:

(i)conform, in all respects, to the Specifications, standards, drawings, samples, descriptions, quality requirements, performance requirements, statements of work confirmed by Hytera, and fit, form and function requirements furnished, specified or approved by EMCORE for the Products and confirmed by Hytera;

(ii)conform with EMCORE's quality standards confirmed by Hytera;

(iii)be merchantable and free from defects, latent or otherwise;

(iv)not infringe upon, violate or misappropriate the Intellectual Property Rights of any Person;

(v)be fit and sufficient for the particular purpose intended by EMCORE and communicated to Hytera before manufacture (and Hytera acknowledges that it knows of EMCORE's intended use of the Products and that such Products have been selected, designed, manufactured or assembled by Hytera based upon EMCORE's stated use and will be fit and sufficient for the particular purposes intended by EMCORE); and

(b)    each of the Products will be new (except Products repaired following return) and conveyed by Hytera to EMCORE with good title, free and clear of all Encumbrances.

(c)    EXCLUSION. THE ABOVE WARRANTIES SHALL NOT APPLY TO ANY PRODUCTS WHICH HAVE BEEN MISUSED, DAMAGED, PLACED IN AN UNSUITABLE PHYSICAL OR OPERATING ENVIRONMENT OR MAINTAINED IMPROPERLY BY EMCORE OR CAUSED TO FAIL SOLELY AS A RESULT OF ANY COMPONENT, MATERIAL, PRODUCT OR SERVICE SUPPLIED BY EMCORE (OTHER THAN THE PURCHASED ASSETS, PROVIDED THAT EMCORE HAS NOT BREACHED ANY REPRESENTATION OR WARRANTY MADE IN THE ASSET PURCHASE AGREEMENT); OR ANY PRODUCTS WITH A DEFECT SOLELY CAUSED BY THE DEFECTIVE WRITTEN EMCORE PROPERTY DESIGN. EXCEPT AS PROVIDED IN THIS SECTION, OR IN ANY OTHER PROVISION OF THIS AGREEMENT, HYTERA MAKES NO WARRANTIES, EXPRESS OR IMPLIED, WITH RESPECT TO THE PRODUCTS HEREUNDER, INCLUDING ANY IMPLIED WARRANTIES RESPECTING MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.4    Additional Terms. The Product Warranty (a) is in addition to all other warranties, express, implied, statutory and common law, (b) extends to the Products' future performance, (c) survives for the warranty period Hytera's delivery of the Products, EMCORE's receipt, inspection, acceptance, use of the Products and payment for the Products, and the termination or expiration of this Agreement, (d) inures to the benefit of EMCORE and its successors and permitted assigns, and (e) may not be limited or disclaimed by Hytera. EMCORE's approval of Hytera's materials, processes or similar requirements will not be construed to relieve Hytera of any warranties, unless the Parties agreed otherwise. Any applicable statute of limitations on EMCORE's claims for breach of warranty will commence no earlier than the date on which EMCORE discovers or ought to discover the breach.

10.    Indemnification.

10.1    Indemnification. Subject to the terms and conditions of this Agreement, a party (as "Indemnifying Party") shall indemnify, defend and hold harmless the other Parties and their

Representatives, Affiliates, officers, directors, employees, successors and permitted assigns (collectively, "Indemnified Parties") against any and all losses, damages, liabilities, claims, actions, judgments, settlements, interest, awards, penalties, fines, costs, or expenses of whatever kind, including reasonable attorneys' fees, fees and the costs of enforcing any right to indemnification under this Agreement, incurred by any Indemnified Party (collectively, "Losses"), arising out or resulting from any third-party Claim or any direct Claim against Indemnifying Party alleging:

(a)    a breach or non-fulfillment of any of Indemnifying Party's representations, warranties, or covenants set forth in this Agreement;

(b)    any negligent or more culpable act or omission of Indemnifying Party or any of its Representatives (including any recklessness or willful misconduct) in connection with Indemnifying Party's performance under this Agreement;

(c)    any bodily injury, death of any Person or damage to real or tangible personal property caused by the willful or negligent acts or omissions of Indemnifying Party or any of its Representatives;

(d)    any failure by Indemnifying Party or its Personnel to comply with any applicable Laws; or

(e)    that any of Indemnifying Party's Intellectual Property used in the design or production of the Products, or that is embodied in the Products, infringes any Intellectual Property Right of a third party; provided, however, that, without limitation of anything contained in Section 10.2, Indemnifying Party has no obligations under this Section 10.1(e) with respect to Claims to the extent arising out of:

(i)    any Specifications, design, technology, raw materials, manufacturing parts or other materials provided by any Indemnified Party;

(ii)    Indemnified Party's marketing, advertising, promotion or sale or any product containing the Products;

(iii)    use of the Products, including use of the Products in combination with any products, materials or equipment supplied to EMCORE by a Person other than Indemnified Party or its authorized Representatives, if the infringement would have been avoided by the use of the Products or use of the Products not so combined;

(iv)    any modifications or changes made to the Products by or on behalf of any Person other than Indemnifying Party or its Representatives, if the infringement would have been avoided without such modification or change; or

(v)    goods (including Products), products or assemblies manufactured by Indemnified Party.

10.2    Exceptions and Limitations on Indemnification. The liability of each of the Sellers as an Indemnifying Party under the indemnification provision in Section 10.1 shall be joint and several. Notwithstanding anything to the contrary in this Agreement, Indemnifying Party is not obligated to indemnify or defend any Indemnified Party against any Claim or corresponding Losses resulting directly from Indemnified Party's or its Personnel's:

(a)    gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

(b)    bad faith or intentional failure to comply with any of its obligations set forth in this Agreement.

11.    LIMITATION ON LIABILITY. EXCEPT FOR LIABILITY FOR BREACH OF CONFIDENTIALITY OR INFRINGEMENT OR MISAPPROPRIATION OF INTELLECTUAL PROPERTY RIGHTS, IN NO EVENT SHALL EITHER PARTY OR ITS REPRESENTATIVES BE LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, INCLUDING ANY LOSS OF PROFITS, LOSS OF USE, DOWNTIME, LOSS OF SALES, LOSS OF FUTURE REVENUE, OR LOSS OF BUSINESS REPUTATION OR OPPORTUNITY, FOR ANY BREACH OF THIS AGREEMENT, REGARDLESS OF (A) WHETHER SUCH DAMAGES WERE FORESEEABLE, (B) WHETHER OR NOT IT WAS ADVISED OF THE POSSIBILITY OF SUCH DAMAGES AND (C) THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE. EXCEPT FOR LIABILITIES ARISING UNDER SECTIONS 2, 3.2, 4.1, 5.2, 5.3, 6.7, 7.1.3, 7.1.4, 7.1.5, 7.1.7, 7.1.6, 7.1.8, 7.1.9, 8, , 12, 13, 15 AND 16, THE AGGREGATE LIABILITY OF HYTERA FOR CLAIMS RELATING TO A SPECIFIC PURCHASE ORDER PLACED UNDER THIS AGREEMENT SHALL NOT EXCEED THE TOTAL AMOUNT TO BE PAID BY EMCORE TO HYTERA UNDER THE APPLICABLE PURCHASE ORDER. HYTERA’S AGGREGATE LIABILITY UNDER ALL SECTIONS OF THIS AGREEMENT SHALL NOT EXCEED US$5,544,450.

12.    Intellectual Property.

12.1    Ownership. Each of the Parties acknowledges and agrees that:

(a)    each Party retains exclusive ownership of its Background Intellectual Property Rights;

(b)    EMCORE does not transfer to Hytera any of its Background Intellectual Property Rights, and Hytera may not use any of EMCORE's Background Intellectual Property Rights other than to produce and supply Products to EMCORE hereunder;

(c)    Hytera does not transfer to EMCORE any of Hytera's Background Intellectual Property Rights, except that Hytera grants to EMCORE and its customers the right to resell Products or incorporate Products purchased from Hytera into finished goods and to sell such finished goods to its customers;

(d)    all Foreground Intellectual Property Rights will be owned by EMCORE;

(e)    Hytera assigns to EMCORE all of Hytera's right, title and interest in and to all Foreground Intellectual Property Rights, and, to the extent that any Foreground Intellectual Property Rights are copyrightable works or works of authorship (including computer programs, technical specifications, documentation, and manuals), the Parties agree that such works are "works made for hire" for EMCORE under applicable copyright Laws;

(f)    Hytera shall only use the Foreground Intellectual Property Rights to produce and supply Products to EMCORE; and

12.2    Prohibited Acts. Each of the Parties shall not:

(a)    take any action that interferes with the other Party's Intellectual Property Rights, including such other Party's ownership or exercise thereof;

(b)    challenge any right, title or interest of the other Party in such other Party's Intellectual Property Rights (other than as specifically related to one party’s indemnification obligation to the other under Section 10.1(e);

(c)    make any claim or take any action adverse to such other Party's ownership of its Intellectual Property Rights;

(d)    register or apply for registrations, anywhere in the world, the other Party's Trademarks or any other Trademark that is similar to such other Party's Trademarks or that incorporates such Trademarks in whole or in confusingly similar part;

(e)    use any mark, anywhere, that is confusingly similar to the other Party's Trademarks;

(f)    misappropriate any of the other Party's Trademarks for use as a domain name without such other Party's prior written consent; or

(g)    alter, obscure or remove any of the other Party's Trademarks or trademark or copyright notices or any other proprietary rights notices placed on the products purchased under this Agreement (including Products), marketing materials or other materials.

13.    Confidentiality.

13.1    Scope of Confidential Information. From time to time during the Term, either Party (as the "Disclosing Party") may disclose or make available to the other Party (as the "Receiving Party") information about its business affairs, goods and services (including any Forecasts), confidential information and materials comprising or relating to Intellectual Property Rights, trade secrets, third-party confidential information and other sensitive or proprietary information. Such information, as well as the terms of this Agreement, whether orally or in written, electronic or other form or media, and whether or not marked, designated or otherwise identified as "confidential" constitutes "Confidential Information" hereunder. Confidential Information does not include information that at the time of disclosure and as established by documentary evidence:

(a)    is or becomes generally available to and known by the public other than as a result of, directly or indirectly, any breach of this Section 13 by the Receiving Party or any of its Representatives;

(b)    is or becomes available to the Receiving Party on a non-confidential basis from a third-party source, provided that such third party is not and was not prohibited from disclosing such Confidential Information;

(c)    was known by or in the possession of the Receiving Party or its Representatives prior to being disclosed by or on behalf of the Disclosing Party;

(d)    was or is independently developed by the Receiving Party without reference to or use of, in whole or in part, any of the Disclosing Party's Confidential Information; or

(e)    is required to be disclosed pursuant to applicable Law.

13.2    Protection of Confidential Information. The Receiving Party shall, (x) for three years following the expiration or earlier termination of this Agreement for any Confidential Information that does not constitute a trade secret or (y) for any Confidential Information that constitutes a trade secret, for so long as the trade secret is maintained by the Disclosing Party:

(a)    protect and safeguard the confidentiality of the Disclosing Party's Confidential Information with at least the same degree of care as the Receiving Party would protect its own Confidential Information, but in no event with less than a commercially reasonable degree of care;

(b)    not use the Disclosing Party's Confidential Information, or permit it to be accessed or used, for any purpose other than to exercise its rights or perform its obligations under this Agreement; and

(c)    not disclose any such Confidential Information to any Person, except to the Receiving Party's Representatives or Affiliates who need to know the Confidential Information to assist the Receiving Party, or act on its behalf, to exercise its rights or perform its obligations under this Agreement.

The Receiving Party shall be responsible for any breach of this Section 13 caused by any of its Representatives. At any time during or after the Term, at the Disclosing Party's written request, the Receiving Party and its Representatives shall, pursuant to Section 6.6(c), promptly return all Confidential Information and copies thereof that it has received under this Agreement. The Parties acknowledge that the Confidentiality Agreement, dated as of August 9, 2019, entered into between SHCCL and EA (the "Confidentiality Agreement") remains in full force and effect. For so long as the Confidentiality Agreement remains in effect, in case of any discrepancy or ambiguity between the terms under this Section 13 and those contained in the Confidentiality Agreement, the terms of the Confidentiality Agreement shall prevail.
14.    Tangible Property.

14.2    Bailment.

(a)    All Equipment and other tangible property of every description, including supplies, materials, machinery, equipment, drawings, photographic negatives and positives, artwork, copy layout, electronic data and other items, furnished by EMCORE free of charge, either directly or indirectly, to Hytera or any subcontractor to Hytera in connection with or related to this Agreement, or for which Hytera has been at least partially reimbursed by EMCORE (collectively, "Bailed

Property") is and will at all times remain the property of EMCORE and be held by Hytera on a bailment-at-will basis.

(b)    Only EMCORE has any right, title or interest in and to Bailed Property, except for Hytera's limited right, subject to EMCORE's sole discretion, to use the Bailed Property in the performance of Hytera's obligations under this Agreement. Hytera shall not use the Bailed Property for any other purpose. Hytera shall not commingle Bailed Property with the property of Hytera or with that of a Person other than EMCORE or Hytera and shall not move any Bailed Property from Hytera's premises without the prior written approval by EMCORE. EMCORE may, at any time, for any reason and without payment of any kind, retake possession of any Bailed Property via a prior notice without the necessity of payment to Hytera, or a hearing or a court order, which rights, if any, are waived by Hytera. Upon EMCORE's request, Bailed Property will be immediately released to EMCORE or delivered to EMCORE by Hytera. Hytera's continued holding of Bailed Property after demand has been made by EMCORE for delivery will impair the value thereof, and, accordingly, EMCORE will be entitled to a court order of possession without any need or proving damages or a bond. To the fullest extent permitted by law, Hytera shall not allow any Encumbrance to be imposed on or attach to the Bailed Property through Hytera or as a result of Hytera's action or inaction, and Hytera hereby waives any Encumbrance that it may have or acquire in the Bailed Property.

(c)    Hytera acknowledges and agrees that (a) unless otherwise agreed by EMCORE, EMCORE is neither the manufacturer of the Bailed Property nor the manufacturer's agent, (b) EMCORE will bail Bailed Property to Hytera for the Parties’ benefit (if applicable), (c) Hytera will inspect the Bailed Property and confirm that the Bailed Property is suitable and fit for its intended purposes, of which Hytera is aware, and (d) EMCORE HAS NOT MADE AND DOES NOT MAKE ANY REPRESENTATION OR WARRANTY WHATSOEVER, EITHER EXPRESS OR IMPLIED, AS TO THE FITNESS, CONDITION, MERCHANTABILITY, DESIGN OR OPERATION OF THE BAILED PROPERTY OR ITS FITNESS FOR ANY PARTICULAR PURPOSE OTHER THAN THE PURPOSE OF THE AGREEMENT. Notwithstanding the foregoing, if the bailment relationship described in this Section 14.1 is deemed to be a secured financing transaction, Hytera grants to EMCORE a continuing security interest in any rights or interests it may have in the Bailed Property.

14.2    Tooling Orders.

(a)    Hytera may not charge EMCORE for the cost of manufacturing or procuring any Tooling or other materials used in the production and sale of the Products unless EMCORE agrees in writing, which agreement EMCORE shall not unreasonably withhold, to reimburse Hytera for Hytera's actual reasonable costs of manufacturing or procuring such Tooling or other materials (a "Reimbursement Depreciation"). Payment for such Tooling or materials will be due only after (a) EMCORE receipt of such Tooling or materials required by EMCORE, which will be conducted at Hytera's sole cost and expense, (b) EMCORE has successfully conducted a tooling audit in accordance with its requirements, for which it has informed Hytera before making the Tooling or materials, and (c) Hytera has provided to EMCORE detailed evidence documenting the actual costs incurred by Hytera for such Tooling or materials, including copies of any invoice issued to Hytera by any third party with respect thereto, or any other information reasonably requested by EMCORE with respect to such Tooling or materials (which may include CAD models and drawings) counted. EMCORE shall pay Hytera only the actual cost of such Tooling or materials, not to exceed the authorized amount, if any, stated in the applicable Reimbursement Depreciation.

(b)    Such Tooling or other materials that are subject to a Reimbursement Depreciation provided by EMCORE will become Bailed Property (and title thereto will vest in EMCORE) immediately upon completion of all testing required by EMCORE (provided that EMCORE will not be relieved of its obligation to pay for such Tooling or materials in accordance with the terms of this Agreement) or, if earlier, any payment by EMCORE to Hytera therefor. Any payments made by EMCORE for Bailed Property are expressly intended by EMCORE to be held for the benefit of any subcontractors or suppliers used by Hytera to fabricate the Bailed Property that relates to such payments. EMCORE will not pay for any Tooling necessary for the production of sample products unless otherwise provided in the applicable Reimbursement Depreciation.

14.3    Maintenance; Risk of Loss. Hytera shall bear reasonably risk of loss of and damage to storage Bailed Property for. EMCORE shall, at its own expense, for the benefit of EMCORE, insure all Bailed Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Section 16. As and when it is commercially reasonable to do so, Hytera shall, bear the cost and expense, maintain, repair, refurbish and replace Bailed Property, unless otherwise agreed by EMCORE after good faith discussion. All replacement parts, additions, improvements, and accessories for such Bailed Property will automatically become EMCORE's property upon their incorporation into or attachment to the Bailed Property. All replacements of Bailed Property will also be EMCORE's property. Hytera shall replace any missing components of or inserts to any Bailed Property.

14.4    Inventory. Hytera will maintain a written inventory of all Bailed Property that sets forth a description and the location of all Bailed Property, and provide a copy of this inventory to EMCORE upon request. Hytera shall mark all Bailed Property permanently and conspicuously to identify it as the property of EMCORE, and indicate EMCORE's name during the period of Term. Hytera shall immediately sign any documents reasonably requested by EMCORE to evidence all of EMCORE's rights to and interests in Bailed Property. Hytera grants to EMCORE a limited and irrevocable power of attorney, coupled with an interest, to execute and record on Hytera's behalf any documents with respect to Bailed Property that EMCORE determines are reasonably necessary to reflect EMCORE's interest in the Bailed Property.

14.5    Hytera's Property. Unless EMCORE otherwise agrees in writing to be liable for related expenses, Hytera, at its sole expense, shall furnish, keep in good condition, and replace in its sole determination when necessary all Equipment and other items necessary or helpful for the production of the Products (excluding Bailed Property, "Hytera's Property"). Hytera shall insure Hytera's Property with full and extended coverage for all losses, for its full replacement value, in accordance with the terms of Section 16.

15.    Inspection and Audit Rights. Hytera hereby grants to EMCORE and its authorized Representatives access to Hytera's premises used in production of the Products and all pertinent documents and other information about Products, whether stored in tangible or intangible form, including any books, records and accounts, in any way related to Hytera's performance under this Agreement (including Hytera’s processes and procedures), Products, Bailed Property or any payment or other transaction occurring in connection with this Agreement, for the purpose of auditing Hytera's compliance with the terms of this Agreement, including Hytera's charges for Products, or inspecting or conducting an inventory of finished Products, work-in-process or raw-material inventory (other than the information forbidden or restrained by Governmental Authorities or Laws, or related personal information). Hytera agrees to cooperate fully with EMCORE in connection with any such audit or inspection in necessary scope. Hytera shall maintain, during the Term and for a period of three years after the Term, complete and accurate books and records and any other financial information. Hytera shall segregate its records and otherwise cooperate with EMCORE so as to facilitate any audit by EMCORE. Hytera shall reimburse EMCORE for all additional amounts paid by EMCORE associated with errors discovered during an audit after confirmation. EMCORE shall pay Hytera for all lesser amounts paid by EMCORE associated with errors discovered during an audit after confirmation. If reasonably requested by EMCORE, Hytera shall use its best efforts to permit EMCORE and its Representatives to obtain from subcontractors or other suppliers to Hytera the information and permission to conduct the reviews specified with respect to Hytera in this Section 15.

16.    Insurance. During the Term and for a period of one year thereafter, Hytera shall, at its own expense, maintain and carry in full force and effect commercial general liability insurance (including property insurance), all-risk property insurance covering all of Hytera's major Property, including Equipment and inventory, for its full replacement value, with financially sound and reputable insurers. Upon EMCORE's reasonable request, Hytera shall provide EMCORE with a certificate of insurance evidencing the insurance coverage specified in this Section.

17.    Miscellaneous.

17.1    Further Assurances. Upon a Party's reasonable request and after good faith discussion, the other Party shall bear the cost and expense to execute and deliver all such further documents and instruments, and take all such further acts, necessary to give full effect to this Agreement.

17.2    Relationship of the Parties. The relationship between Hytera and EMCORE is solely that of vendor and vendee and they are independent contracting parties. Nothing in this Agreement creates any agency, joint venture, partnership or other form of joint enterprise, employment or fiduciary relationship between the Parties. Neither Party has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other Party or to bind the other Party to any contract, agreement or undertaking with any third party who is not a Party to this Agreement.

17.3    Entire Agreement. This Agreement, including and together with any related exhibits, schedules and the applicable terms of any Purchase Orders, constitutes the sole and entire agreement of the Parties with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

17.4    Survival. Subject to the limitations and other provisions of this Agreement: (a) the representations and warranties of the Parties contained herein will survive for any agreed period the expiration or earlier termination of this Agreement; and (b) rights and obligations arising from Sections 1, 5, 6.5, 6.6, 9.3, 10, 11, 12, 13 and 17 of this Agreement, in order to give proper effect to its intent, should survive such expiration or termination, will survive the expiration or earlier termination of this Agreement. All other provisions of this Agreement will not survive the expiration or earlier termination of this Agreement.

17.5    Notices. All notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a "Notice") must be in writing and addressed to the other Party at its address set forth below (or to such other address that the receiving Party may designate from time to time in accordance with this section). All Notices must be delivered by personal delivery, nationally recognized overnight courier or certified or registered mail (in each case, return receipt requested, postage prepaid). Notwithstanding the foregoing, solely for the purposes of Sections 3.2, 3.4(b), 7.2(e) and 7.2(h), notice by email to an individual designated in writing by the receiving Party (with confirmation of transmission) will satisfy the requirements of this Section 17.5. Except as otherwise provided in this Agreement, a Notice is effective only (a) on receipt by the receiving Party, and (b) if the Party giving the Notice has complied with the requirements of this Section. Each Party shall written inform the other Party in time once the below address changes.

Notice to Hytera:	Hytera Technology Park, No.3, 4th Baolong Road, Baolong Industrial City, Longgang District, Shenzhen, China
Email: May.Si@hytera.com and copy legal@hytera.com in the case of any legal dispute arises
Attention: Shenzhen Hytera Communications Co., Ltd.
Notice to EMCORE:	EMCORE Corporation Attn: General Counsel 2015 Chestnut St. Alhambra, CA 91803
Email: legal@emcore.com
17.6    Interpretation. For purposes of this Agreement: (a) the words "include," "includes" and "including" is deemed to be followed by the words "without limitation"; (b) the word "or" is not exclusive; (c) the words "herein," "hereof," "hereby," "hereto" and "hereunder" refer to this Agreement as a whole; (d) words denoting the singular have a comparable meaning when used in the plural, and vice-versa; and (e) words denoting any gender include all genders. Unless the context otherwise requires, references in this Agreement: (x) to sections, exhibits, schedules, attachments, and appendices mean the sections of, and exhibits, schedules, attachments and appendices attached to, this Agreement; (y) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder. The Parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the Party drafting an instrument or causing any instrument to be drafted. The exhibits, schedules, attachments, and appendices referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

17.7    Headings. The headings in this Agreement are for reference only and do not affect the interpretation of this Agreement.

17.8    Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement. Upon a determination that any term or provision is invalid, illegal or unenforceable, the Parties shall negotiate in good faith to modify this Agreement to effect the original intent of the Parties as closely as possible in order that the transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

17.9    Amendment and Modification. No amendment to, or rescission, termination or discharge of, this Agreement is effective unless it is in writing and signed by an authorized Representative of each Party.

17.10    Waiver.

(a)    No waiver under this Agreement is effective unless it is in writing and signed by an authorized representative of the Party waiving its right.

(b)    Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated, and does not operate as a waiver on any future occasion.

(c)    None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement:

(i)    any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or

(ii)    any act, omission or course of dealing between the Parties.

17.1    Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either Party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise.

17.12    Equitable Remedies. Each Party acknowledges and agrees that (a) a breach by such Party of any of its obligations under Section 13 would give rise to irreparable harm to the other Party for which monetary damages would not be an adequate remedy and (b) in the event of a breach by such Party of any such obligations, the other Party shall, in addition to any and all other rights and remedies that may be available to such Party at law, at equity or otherwise in respect of such breach, be entitled to equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction, without any requirement to post a bond or other security, and with requirements to prove actual damages or that monetary damages will not afford an adequate remedy. Each Party agrees that such Party will not oppose or otherwise challenge the appropriateness of equitable relief or the entry by a court of competent jurisdiction of an order granting equitable relief, in either case, consistent with the terms of this Section 17.12.

17.13    Assignment. Each Party may not assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other Party. Each Party may assign any of its rights or delegate any of its obligations to any Affiliate or to any Person acquiring all or substantially all of the Party's assets after the above written consent approval of the other Party. Any purported assignment or delegation in violation of this Section is null and void. No assignment or delegation relieves the assigning or delegating Party of any of its obligations under this Agreement.

17.14    Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties and their respective permitted successors and permitted assigns.

17.15    No Third-Party Beneficiaries. Except as expressly set forth in the second sentence of this Section 17.15, this Agreement benefits solely the parties to this Agreement and their respective permitted successors and permitted assigns. The Parties hereby designate each Indemnified Party as a third-party beneficiary of Section 10.1, each EMCORE Party as third-party beneficiaries of Section 9.3, each Hytera Party as third-party beneficiaries of Section 5.6, each EMCORE Party and Hytera Party as a third-party beneficiary of Section 5.7, having the right to enforce such Sections. Except as otherwise provided in this Agreement, a person who is not a party to this Agreement shall not have any rights under the Contracts (Rights of Third Parties) Ordinance (Chapter 623 of the Laws of Hong Kong) to enforce any term of this Agreement. This does not affect any right or remedy of a third party which exists, or is available, apart from that ordinance.

17.16    Dispute Resolution. Any dispute, controversy or claim arising out of or relating to this Agreement, or the breach, termination or invalidity hereof (each, a "Dispute"), shall be submitted for negotiation and resolution to the General Manager of Hytera (or to such other person of equivalent or superior position designated by Hytera in a written Notice to EMCORE) and the SVP, Operations of EMCORE (or to such other person of equivalent or superior position designated by EMCORE in a written Notice to Hytera), by delivery of written Notice (each, a "Dispute Notice") from either of the Parties to the other Party. Such persons shall negotiate in good faith to resolve the Dispute. If the Parties are unable to resolve any Dispute within 30 days after delivery of the applicable Dispute Notice, either Party may initiate proceedings in accordance with the provisions of Section 17.17 hereunder.

17.17    Governing Law; Submission to Jurisdiction. This Agreement, including all exhibits, schedules, attachments and appendices attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the Laws of Hong Kong SAR, without regard to the conflict of laws provisions thereof. The Parties agree that the United Nations Convention on Contracts for the International Sale of Products does not apply to this Agreement. Any controversy, difference or claim arising out of or relating to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby , including the existence, validity, interpretation, performance, breach or termination thereof or any dispute regarding non-contractual obligations arising out of or relating to it, shall be referred to and finally resolved by arbitration administered by the Hong Kong International Arbitration Center (“HKIAC”) under the HKIAC Administered Arbitration Rules in force when the notice of arbitration is submitted. The arbitration shall be conducted in English, and the seat of arbitration shall be Hong Kong SAR. Each party irrevocably submits to the exclusive jurisdiction of such arbitration in any such action, proceeding or dispute.

17.18    Waiver of Jury Trial. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, where applicable, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal action arising out of or relating to this Agreement, including any exhibits, schedules, attachments, and appendices attached to this Agreement, or the transactions contemplated hereby. Each Party certifies and acknowledges that (a) no Representative of the other Party has represented, expressly or otherwise, that such other Party would not seek to enforce the foregoing waiver in the event of a legal action, (b) such Party has considered the implications of this waiver, (c) such Party makes this waiver voluntarily, and (d) such Party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section.

17.19    Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement, if the party sending such e-mail or other means of electronic transmission has received express confirmation that the recipient party received the Agreement (not merely an automatic email reply).

17.20    Force Majeure. Any delay or failure of either Party to perform its obligations under this Agreement will be excused to the extent that the delay or failure was caused directly by an event beyond such Party's control, without such Party's fault or negligence and that by its nature could not have been foreseen by such Party or, if it could have been foreseen, was unavoidable (which events may include natural disasters, embargoes, explosions, riots, infectious disease, wars or acts of terrorism) (each, a "Force Majeure Event"). Hytera's financial inability to perform, changes in cost or availability of materials, components or services, market conditions or supplier actions or contract disputes and EMCORE's financial inability to perform, market conditions, customer actions or contract disputes will not excuse performance by Hytera and EMCORE under this Section 17.21. A Party shall give the other Party prompt written Notice of any event or circumstance that is reasonably likely to result in a Force Majeure Event and the anticipated duration of such Force Majeure Event. Each Party shall use all diligent efforts to end the Force Majeure Event, ensure that the effects of any Force Majeure Event are minimized and resume full performance under this Agreement. During any Force Majeure Event, EMCORE may, at its option (a) purchase Products from other sources and reduce the quantities hereunder by such quantities without liability to Hytera, and require Hytera to reimburse EMCORE for any reasonable additional costs to EMCORE of obtaining the substitute goods compared to the Prices for such Products under this Agreement, (b) require Hytera to deliver to EMCORE all finished Products, work in process or parts and materials produced or acquired for work under this Agreement as are within the capabilities of Hytera and at the Prices for the Products hereunder or following further negotiation under the premise of capacity, or (c) require Hytera to provide Products from other sources in quantities and at a time determined by both Parties and at the Prices for the Products hereunder. If requested by either Party, the other Party shall, within 10 days of such request, provide adequate assurances that a Force Majeure Event will not exceed 60 days. If the delay due to the Force Majeure lasts more than such 60-day period, EMCORE or Hytera may immediately terminate this Agreement. The rights granted to Hytera and EMCORE with respect to excused delays or failure to perform under this Section 17.21 are intended to limit Hytera's and EMCORE’s liabilities under theories of force majeure, commercial impracticability, impracticability or impossibility of performance, or failure of presupposed conditions or otherwise.

17.21    No Public Announcements or Trademark Use. Unless expressly permitted under this Agreement, neither Party shall either:

(a)    make any statement (whether oral or in writing) in any press release, external advertising, marketing or promotion materials regarding the subject matter of this Agreement, the other Party or its business unless:

(i)    it has received the express written consent of the other Party, not to be unreasonably withheld or delayed; or

(ii)    it is required to do so by Law or under the rules of any stock exchange to which it is subject.

(b)    use any of the other Party's Trademarks without the prior written consent of the other Party.

Each Buyer acknowledges and agrees that EMCORE is entitled to (without further consent of Buyers) and intends to disclose publicly this Agreement, and the terms set forth in this Agreement and the Transaction Documents, by filing the Agreement and, if applicable, the Transaction Documents on a Current Report on Form 8-K (and any amendments thereto) with the U.S. Securities and Exchange Commission. EMCORE acknowledges and agrees that Hytera is entitled to (without further consent of Buyers) and intends to disclose publicly some content of this Agreement and the Transaction Documents in accordance with the rules of the securities law of P.R.C and Shenzhen Stock Exchange.
(signature page follows)

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first set forth above.

SHENZHEN HYTERA COMMUNICATIONS CO., LTD.
By /s/ Josh Tan Name: Josh Tan Title: Deputy General Manager

HYTERA COMMUNICATIONS (HONG KONG) COMPANY LIMITED
By /s/ Josh Tan Name: Josh Tan Title: Deputy General Manager
EMCORE CORPORATION
By /s/ Jeffrey Rittichier Name: Jeffrey Rittichier Title: CEO

Schedule 1
GOODS
(see attached)
Exhibit A
Form of VMI Agreement
(see attached)